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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
April 26, 2013
Chevron Reports First Quarter Net Income of $6.2 Billion

SAN RAMON, Calif., April 26, 2013 – Chevron Corporation (NYSE: CVX) today reported earnings of $6.2 billion ($3.18 per share – diluted) for the first quarter 2013, compared with $6.5 billion ($3.27 per share – diluted) in the 2012 first quarter.
Sales and other operating revenues in the first quarter 2013 were $54 billion, down from $59 billion in the year-ago period, mainly due to lower prices for crude oil.

Earnings Summary

	Three Months Ended March 31
Millions of dollars	2013	2012
Earnings by Business Segment
Upstream	$5,916	$6,171
Downstream	701	804
All Other	(439)	(504)
Total (1)(2)	$6,178	$6,471
(1) Includes foreign currency effects	$246	$(228)
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“Our first quarter earnings were strong,” said Chairman and CEO John Watson. “Our consistent financial performance has enabled us to significantly increase the dividend again, and fund major development projects that are the foundation of the company's future growth in production, earnings and cash flows.”
“Our key development projects remain on track,” Watson added. “Construction is progressing well on the Gorgon and Wheatstone LNG projects in Australia. Important milestones have been reached recently for our Jack/St. Malo and Big Foot deepwater projects in the Gulf of Mexico, and both remain on schedule for start-up in 2014.”
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Other recent upstream milestones include:

•
Australia - Signed binding long-term Sales and Purchase Agreements with Chubu Electric Power Company for Wheatstone LNG. More than 80 percent of Chevron's equity LNG offtake from Wheatstone is covered under long-term agreements.

•	Australia - Reached agreement to acquire interests in two onshore natural gas blocks in the Cooper Basin.

•	Australia - Announced a natural gas discovery, Elfin-1, in the Carnarvon Basin in 50 percent-owned Block WA-268-P.

•	Republic of the Congo - Reached final investment decision on the deepwater Moho Nord joint development.

•	United States - Announced a crude oil discovery at the Coronado prospect in the deepwater Gulf of Mexico.

•	United States - Announced a successful production test of a St. Malo well in the deepwater Gulf of Mexico.

The company's Board of Directors approved an 11.1 percent increase in the quarterly dividend, to $1.00 per share, payable in June 2013. The company purchased $1.25 billion of its common stock in first quarter 2013 under its share repurchase program.
UPSTREAM
Worldwide net oil-equivalent production was 2.65 million barrels per day in the first quarter 2013, up from 2.63 million barrels per day in the 2012 first quarter. Production increases from project ramp-ups in the United States and Nigeria were largely offset by normal field declines.

U.S. Upstream

	Three Months Ended March 31
Millions of Dollars	2013	2012
Earnings	$1,132	$1,529
U.S. upstream earnings of $1.13 billion in the first quarter 2013 were down $397 million from a year earlier. The decrease was primarily due to lower crude oil realizations and higher operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $94 in the first quarter 2013, down from $102 a year ago. The average sales price of natural gas was $3.11 per thousand cubic feet, compared with $2.48 in last year’s first quarter.
Net oil-equivalent production of 664,000 barrels per day in the first quarter 2013 increased 13,000 barrels per day, or 2 percent, from a year earlier. The increase in production was primarily due to further ramp-up of projects in the Gulf of Mexico, the Marcellus Shale in western Pennsylvania and the recently-
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acquired Delaware Basin properties in New Mexico, partially offset by normal field declines. The net liquids component of oil-equivalent production was largely unchanged in the 2013 first quarter at 455,000 barrels per day, while net natural gas production increased 7 percent to 1.26 billion cubic feet per day.
International Upstream

	Three Months Ended March 31
Millions of Dollars	2013	2012
Earnings*	$4,784	$4,642
*Includes foreign currency effects	$172	$(208)
International upstream earnings of $4.8 billion increased $142 million from the first quarter 2012. Lower crude oil production and realizations were partially offset by favorable tax items and lower exploration expenses. Foreign currency effects increased earnings by $172 million, compared with a decrease of $208 million a year earlier.
The average sales price for crude oil and natural gas liquids in the first quarter 2013 was $102 per barrel, compared with $110 a year earlier. The average price of natural gas was $6.07 per thousand cubic feet, up from $5.88 in last year’s first quarter.
Net oil-equivalent production of 1.98 million barrels per day in the first quarter 2013 was unchanged from a year ago. Production increases from project ramp-ups in Nigeria and improved operational efficiency at Tengizchevroil were largely offset by the continued shut-in of the Frade Field in Brazil, and normal field declines. The net liquids component of oil-equivalent production decreased 2 percent to 1.31 million barrels per day, while net natural gas production increased 5 percent to 4.05 billion cubic feet per day.

DOWNSTREAM
U.S. Downstream

	Three Months Ended March 31
Millions of Dollars	2013	2012
Earnings	$135	$459
U.S. downstream operations earned $135 million in the first quarter 2013, compared with $459 million a year earlier. The decrease was due to higher operating expenses primarily as a result of turnaround activity at the refineries in El Segundo, California, and Pascagoula, Mississippi, as well as lower margins on refined product sales. The decrease was partly offset by higher earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.

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Refinery crude oil input of 576,000 barrels per day in first quarter 2013 was down 350,000 barrels per day from the year-ago period. The decline was primarily due to repairs of the crude unit at the refinery in Richmond, California, which has been offline since August 2012, and a planned crude unit turnaround at the refinery in Pascagoula. Refined product sales of 1.10 million barrels per day were down 141,000 barrels per day from first quarter 2012, mainly reflecting lower gas oil, kerosene and gasoline sales. Branded gasoline sales decreased 1 percent to 500,000 barrels per day.

International Downstream

	Three Months Ended March 31
Millions of Dollars	2013	2012
Earnings*	$566	$345
*Includes foreign currency effects	$76	$(11)
International downstream operations earned $566 million in the first quarter 2013, compared with $345 million a year earlier. Earnings increased primarily due to higher margins on refined product sales. These benefits were partly offset by the absence of a 2012 gain on the sale of the company's fuels and finished lubricants businesses in Spain. Foreign currency effects increased earnings by $76 million, compared to a decrease of $11 million last year.
Refinery crude oil input of 818,000 barrels per day increased 39,000 barrels per day from first quarter 2012, primarily due to consolidation of the 64 percent-owned Star Petroleum Refining Company in Thailand, beginning June 2012. Total refined product sales of 1.45 million barrels per day were down 73,000 barrels per day from first quarter 2012, mainly reflecting lower fuel oil and gasoline sales.

ALL OTHER

	Three Months Ended March 31
Millions of Dollars	2013	2012
Net Charges*	$(439)	$(504)
*Includes foreign currency effects	$(2)	$(9)
All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.
Net charges in the first quarter 2013 were $439 million, compared with $504 million in the year-ago period. The change between periods was mainly due to lower corporate tax items and other corporate charges.

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CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2013 were $8.9 billion, compared with $6.4 billion in the corresponding 2012 period. The amounts included approximately $453 million in 2013 and $361 million in 2012 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Also included were amounts related to the acquisition of interests in the Kitimat LNG project in western Canada. Expenditures for upstream represented 93 percent of the companywide total in the first three months 2013.
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NOTICE
Chevron’s discussion of first quarter 2013 earnings with security analysts will take place on Friday, April 26, 2013, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
Chevron will post selected second quarter 2013 interim performance data for the company and industry on its Web site on Wednesday, July 10, 2013, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future
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environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 28 through 30 of the company’s 2012 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended March 31
	2013	2012
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$54,296	$58,896
Income from equity affiliates	2,284	1,709
Other income	238	100
Total Revenues and Other Income	56,818	60,705
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	32,910	36,053
Operating, selling, general and administrative expenses	6,760	6,123
Exploration expenses	247	403
Depreciation, depletion and amortization	3,481	3,205
Taxes other than on income *	3,137	2,852
Total Costs and Other Deductions	46,535	48,636
Income Before Income Tax Expense	10,283	12,069
Income tax expense	4,044	5,570
Net Income	6,239	6,499
Less: Net income attributable to noncontrolling interests	61	28
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$6,178	$6,471

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.20	$3.30
- Diluted	$3.18	$3.27
Dividends	$0.90	$0.81

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,929,014	1,963,862
- Diluted	1,943,931	1,978,781

* Includes excise, value-added and similar taxes.	$2,033	$1,787

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Attachment 2
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2013	2012
Upstream
United States	$1,132	$1,529
International	4,784	4,642
Total Upstream	5,916	6,171
Downstream
United States	135	459
International	566	345
Total Downstream	701	804
All Other (1)	(439)	(504)
Total (2)	$6,178	$6,471

SELECTED BALANCE SHEET ACCOUNT DATA	Mar 31, 2013	Dec 31, 2012
Cash and Cash Equivalents	$17,374	$20,939
Time Deposits	$1,408	$708
Marketable Securities	$266	$266
Total Assets	$237,410	$232,982
Total Debt	$14,143	$12,192
Total Chevron Corporation Stockholders' Equity	$140,134	$136,524

	Three Months Ended March 31
	2013	2012
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream	$1,843	$1,526
Downstream	339	278
Other	127	52
Total United States	2,309	1,856
International
Upstream	6,401	4,379
Downstream	168	182
Other	4	—
Total International	6,573	4,561
Worldwide	$8,882	$6,417
(1)  Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$93	$36
International	360	325
Total	$453	$361

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

	Three Months Ended March 31
	2013	2012
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	455	456
International	1,305	1,338
Worldwide	1,760	1,794
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,255	1,170
International	4,054	3,849
Worldwide	5,309	5,019
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	664	651
International	1,981	1,980
Worldwide	2,645	2,631
SALES OF NATURAL GAS (MMCF/D):
United States (5)	6,095	5,611
International	4,498	4,653
Worldwide	10,593	10,264
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	135	150
International	95	84
Worldwide	230	234
SALES OF REFINED PRODUCTS (MB/D):
United States	1,098	1,239
International (5)	1,449	1,522
Worldwide	2,547	2,761
REFINERY INPUT (MB/D):
United States	576	926
International (6)	818	779
Worldwide	1,394	1,705

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	45	38
Venezuela Affiliate - Synthetic Oil (7)	23	25
(3) Includes natural gas consumed in operations (MMCF/D):
United States (7)	68	73
International	519	539
(4)    Net oil-equivalent production is the sum of net liquids production and net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	459	540
(6) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a 100 percent consolidated basis. Prior to June 2012, crude-input volumes reflect a 64 percent equity interest.
(7) 2012 conforms to 2013 presentation.